Exhibit 10.39

HANSEN MEDICAL, INC.

February 19, 2009

Gary C. Restani

Dear Gary:

This letter (the “Agreement”) confirms the agreement between you and Hansen Medical, Inc. (the “Company”) regarding the termination of your employment with the Company.

1. Resignation Date. Your employment with the Company will terminate on March 1, 2009 due to your resignation (the “Resignation Date”). By signing this Agreement, you hereby resign all officer positions with the Company and its subsidiaries, in each case effective as of the Resignation Date. You acknowledge and agree that you will not seek reelection to the Company’s Board of Directors when your term expires on the date of the Company’s 2009 annual meeting of stockholders in June.

2. Effective Date and Revocation. You have up to 21 days after you receive this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

3. Salary and Vacation Pay. On the Resignation Date, the Company will pay you all of your salary earned through the Resignation Date and all of your accrued but unused vacation time or PTO (less all applicable withholding taxes and other deductions). You acknowledge that, prior to the execution of this Agreement, you were not entitled to receive any additional money from the Company and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

4. Severance Pay. If you sign and do not revoke this Agreement, the Company will continue paying you an amount equal to your current base salary (less all applicable withholding taxes) for 12 months in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 30 days after the Effective Date, and once they commence will be retroactive to your Resignation Date. The aggregate amount of these severance payments is equal to $360,500 (less all applicable withholding taxes). If you breach any provision of this Agreement, no additional severance payments will be made, but this Agreement will remain in effect.

Gary C. Restani

February 19, 2009

5. COBRA Premiums. You will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Resignation Date. In order to continue your coverage, you must file the required election form. If you sign this Agreement and elect to continue group health insurance coverage, then the Company will pay the monthly premium under COBRA for yourself and, if applicable, your dependents until the earliest of (a) the end of the period of 12 months following the month in which the Resignation Date occurs, (b) the expiration of your continuation coverage under COBRA or (c) the first day of your eligibility to participate in a comparable group health plan maintained by a subsequent employer. You agree to notify the Company immediately if clause (c) becomes applicable. In addition, within 30 days after the Effective Date, the Company will make a lump sum payment to you of $1,485.

6. Equity Awards.

(a) You hold the following outstanding equity awards: (i) an option to purchase 31,250 shares of the Company’s Common Stock granted to you on September 21, 2006 (the “First Option”), (ii) an option to purchase 418,750 shares of the Company’s Common Stock granted to you on November 2, 2006 (the “Second Option”), (iii) an option to purchase 50,000 shares of the Company’s Common Stock granted to you on May 6, 2008 (the “Third Option” and, together with the First Option and Second Option, the “Options”) and (iv) 10,000 restricted stock units granted to you on May 6, 2008 (the “2008 RSUs”). You also own 22,850 fully vested shares of the Company’s Common Stock. As of the Resignation Date, you will be vested in 25,173 of the shares subject to the First Option, 244,270 of the shares subject to the Second Option and 9,375 of the Shares subject to the Third Option and you will be vested in none of the 2008 RSUs.

(b) The 2008 RSUs will continue to vest in accordance with their terms while you serve on the Company’s Board of Directors. Accordingly, 50% of the 2008 RSUs will vest on May 5, 2009 if you remain a director on such date. The remaining 50% of the 2008 RSUs that would have vested had you remained a director on May 5, 2010 will be cancelled pursuant to their terms when your service on the Board of Directors terminates on the date of the 2009 annual meeting of stockholders. The 2008 RSUs will be settled in accordance with the terms of the Restricted Stock Unit Award Agreement, dated May 6, 2008, between you and the Company (the “2008 RSU Agreement”). The 2008 RSU Agreement will remain in full force and effect and you agree to remain bound by that agreement.

(c) If you sign and do not revoke this Agreement and agree to the cancellation of the Options (as described below), you will be granted 125,000 fully-vested stock units (the “2009 RSUs”). The 2009 RSUs will be subject to the terms and conditions applicable to stock unit awards granted under the

Gary C. Restani

February 19, 2009

Company’s 2006 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Unit Award Agreement. The 2009 RSUs will be settled on the first “permissible trading date” (as defined in the applicable Stock Unit Award Agreement) that occurs on or after the date the units are granted, as described in the applicable Stock Unit Award Agreement. At settlement, you must pay all withholding taxes due as a result of the settlement of the 2009 RSUs. The withholding taxes may be paid in cash or from the proceeds of a sale of shares through a Company-approved broker. In consideration for the grant of the 2009 RSUs, you agree to the cancellation of all of the Options as of the Effective Date. After that date, the Options will not be exercisable for either the vested or unvested shares.

(d) You acknowledge and agree that you have no stock rights in the Company other than those enumerated in this Paragraph 6.

7. Release of All Claims. In consideration for receiving the severance benefits described in Paragraphs 4, 5 and 6 above, to the fullest extent permitted by applicable law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement or any claim to indemnification under Section 2802 ofthe California Labor Code.

8. Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Gary C. Restani

February 19, 2009

9. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

10. Other Agreements. At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement with the Company and your Indemnity Agreement with the Company, copies of which are attached as Exhibit A and Exhibit B hereto. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

11. Company Property. You represent that you will return to the Company on the Resignation Date all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company. Notwithstanding the foregoing, you may keep your Company-issued cell phone and laptop computer.

12. Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.

13. No Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law.

14. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

15. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

16. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Gary C. Restani

February 19, 2009

Please indicate your agreement with the above terms by signing below.

Very truly yours,

HANSEN MEDICAL, INC.

By:	/s/ STEVEN M. VAN DICK
Steven M. Van Dick
Chief Financial Officer

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/GARY C. RESTANI
Signature of Gary C. Restani